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EXHIBIT 21 - SUBSIDIARIES OF REGISTRANT

The Citizens Banking Company
100 East Water Street
Sandusky, Ohio 44870
Tel:  (419) 625-4121 or 1-888-645-4121 (Toll Free)
Fax:  (419) 627-0103
www.citizensbankco.com

The Castalia Banking Company
208 South Washington Street
Castalia, Ohio 44824
Tel:  (419) 684-5333   Fax:  (419) 684-7051
www.castaliabankingco.com

The Farmers State Bank
102 South Kibler Street
New Washington, Ohio  44854
Tel: (419) 492-2177 or 1-888-452-2654 (Toll Free)
Fax: (419) 492-2757
www.farmersstatebank.net

Mr. Money Finance Company
1164 Cleveland Road #20
Sandusky, Ohio  44870
Tel: (419) 609-3791 or 1-877-676-6639 (Toll Free)
Fax:  (419) 609--3792
www.mrmoney.cc

R. A. Reynolds Appraisal Service, Inc.
165 East Water Street
Sandusky, Ohio 44870
Tel:  (419) 627-4543 or 1-800-762-9400 (Toll Free)
Fax:  (419) 627-4674

SCC Resources, Inc.
1845 Superior Street
Sandusky, Ohio 44870
Tel:  (419) 625-1605 Fax:  (419) 625-0081
www.sccresources.com